[letterhead of Crouch, Bierwolf & Chisholm]






August 14, 2000

Securities and Exchange Commission
Washington, D.C. 20549

Re:  Versatech, Inc.

Dear Sirs:

We have reviewed Item 4-Change in Registrants Certifying
Accountants, of Form 8K dated August 11, 2000. We are in agreement with the statements presented therein so far as statements pertain to Crouch, Bierwolf & Chisholm.

Sincerely,


/s/ CROUCH, BIERWOLF & CHISHOLM

Crouch, Bierwolf & Chisholm